Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the previously filed Registration Statements of Research Solutions, Inc. on Form S-8 (File Nos. 333-169823, 333-185059, 333-200656, 333-214824, 333-221963, 333-235261, 333-250799 and 333-261275) and on Form S-1 (File No. 333-212649) of our report dated September 15, 2023, relating to the consolidated financial statements of Research Solutions, Inc. and Subsidiaries as of June 30, 2023 and 2022 and for the years then ended which appear in Research Solutions, Inc.’s Annual Report on Form 10-K for the fiscal year ended June 30, 2023 filed with the Securities and Exchange Commission on September 15, 2023.

/s/ Weinberg & Company, P.A.

September 15, 2023

Los Angeles, California